FBR & CO.
2013 PERFORMANCE SHARE UNIT PROGRAM
(Effective March 11, 2013)

FBR & Co., a corporation existing under the laws of the Commonwealth of Virginia (the “Company”), hereby establishes and adopts the following 2013 Performance Share Unit Program (the “Program”) under the Stock Plan.  Awards granted under the Program shall be granted as “Performance Awards” under the Stock Plan.  Capitalized terms used herein without definition shall have the meanings ascribed to such terms in Section 2.

1. Purposes of the Program

   The purposes of the Program are to further the long-term growth of the Company by providing long-term incentives in respect of the Company’s Common Stock to certain key employees of the Company and its Subsidiaries who will be largely responsible for such growth, and to assist the Company and its Subsidiaries in retaining key employees of experience and ability.

2. Definitions

   For purposes of the Program, in addition to the terms otherwise defined in the Program, the following terms shall have the meanings as set forth below:

(a) “Award” shall mean any grant pursuant to Section 6 of Performance Share Units to a Participant.

(b) “Award Agreement” shall mean the written agreement evidencing the grant of an Award to a Participant.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Cause” shall mean, unless otherwise expressly provided in an Award Agreement, (i) conviction of, or plea of guilty or nolo contendere by, the Participant for committing a felony under federal law or the law of the state in which such action occurred, (ii) willful and deliberate failure on the part of the Participant to perform his or her employment duties in any material respect, (iii) dishonesty in the course of fulfilling the Participant’s employment duties, or (iv) a material violation of the Company’s ethics and compliance policies.  Notwithstanding the general rule of Section 3, following a Change in Control, any determination by the Committee as to whether Cause exists shall be subject to de novo review.

(e) “Change in Control” shall have the meaning set forth in the Stock Plan.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations thereunder.

(g) “Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

(h) “Disability” shall mean permanent and total disability entitling the Participant to receive (but for any waiting periods) benefits under the Company’s Long-Term Disability Plan applicable to the Participant.

(i) “Effective Date” shall mean the date the Program is approved by the Committee.

(j) “Good Reason” shall mean, unless otherwise expressly provided in an Award Agreement, the occurrence of any of the following events during the two-year period following a Change in Control:  (i) the assignment to the Participant of duties materially inconsistent with the Participant’s position and title as in effect immediately prior to the Change in Control, or a material diminution in such position, title, or duties; (ii) a material reduction in the Participant’s annual base salary from that in effect immediately prior to the Change in Control; or (iii) relocation of the Participant’s primary workplace, as in effect immediately prior to the Change in Control, resulting in a material increase in the Participant’s commute to and from the Participant’s primary residence (for this purpose an increase in the Participant’s commute by 40 miles or more shall be deemed material).  In order to invoke a termination for Good Reason, the Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (iii) within 90 days following the initial existence of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition.  In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period, the Participant must terminate employment, if at all, within 90 days following the Cure Period in order for such termination to constitute a termination for Good Reason.  The Participant’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (iii) shall not affect the Participant’s ability to terminate employment for Good Reason.

(k) “Performance Goal” shall mean, with respect to an Award, the performance goal(s) established by the Committee for an Award that are required to be satisfied for the recipient of such Award to earn all or a portion of the Performance Share Units subject to such Award, as specified in the Award Agreement.

(l) “Performance Period” shall mean the period established by the Committee and set forth in an Award Agreement at the time any Performance Share Units are granted during which the Performance Goals with respect to an Award are to be measured.

(m) “Performance Share Unit” shall mean a grant of an opportunity to receive up to the number of shares of Common Stock as determined by the Committee and specified in the Award Agreement, with the actual number of shares of Common Stock earned to be determined based on the level of achievement of the Performance Goal for the applicable Performance Period as determined by the Committee at the end of the Performance Period (or such earlier date in the event of a Change in Control), subject to the Participant’s continued employment through the Restriction Period except as otherwise provided in Section 9.

(n) “Restriction Period” shall mean, with respect to an Award, the period of time as determined by the Committee and set forth in the Award Agreement during which a Participant must continue to be employed by the Company in order to be eligible to earn the Performance Share Units except as otherwise provided in Section 9.

(o) “Retirement” shall mean a Participant’s Separation from Service at any time when the sum of (i) the Participant’s age as of such Separation from Service (rounded down to the nearest whole number) and (ii) the number of years of continuous service with the Company or its Subsidiaries that the Participant has completed prior to such Separation of Service (rounded down to the nearest whole number) is equal to or is greater than 60; provided that the Participant has completed at least five years of continuous service with the Company or its Subsidiaries.

(p) “Section 409A Change in Control” shall mean a Change in Control that constitutes a “change in the ownership” of the Company, a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case within the meaning of Section 409A.

(q) “Separation from Service” shall mean the Participant’s termination of employment with the Company, its Subsidiaries, and with each member of the controlled group (within the meaning of Section 414(b) or (c) of the Code) of which the Company is a member.  Notwithstanding the foregoing, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, a Participant shall not be considered to have experienced a “Separation from Service” unless the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code.

(r) “Stock Plan” shall mean the FBR Capital Markets Corporation 2006 Long-Term Incentive Plan or a successor plan thereto.

(s) “Subsidiary” shall mean (i) a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, directly or indirectly, through one or more intermediaries, by the Company, or (ii) in the case of unincorporated entities, any such entity with respect to which the Company has the power, directly or indirectly, to designate more than 50% of the individuals exercising functions similar to a board of directors.

3. Administration of the Program

   The Program shall be administered by the Compensation Committee of the Board (the “Committee”).  Subject to the provisions of the Program, the Committee shall have exclusive power to select Participants and to determine the allocations of Awards to be made to each Participant selected.  The Committee’s interpretation of the Program and the Award Agreements shall be final and binding on all parties concerned, including the Company and any Participant.  The Committee shall have the authority, subject to the provisions of the Program, to establish, adopt, and revise such rules, regulations, guidelines, forms of agreements, and instruments relating to the Program as it may deem necessary or advisable for the administration of the Program.  The Committee may appoint in writing such person or persons as it may deem necessary or desirable to carry out any of the duties or responsibilities of the Committee hereunder and may delegate to such person or persons in writing such duties, and confer upon such person or persons in writing such powers, discretionary or otherwise, as the Committee may deem appropriate.  Any and all rights, duties, and responsibilities of the Committee hereunder may be exercised by the Board in lieu of the Committee, in the Board’s discretion.

4. Participation

   Participants in the Program shall be the individuals selected by the Committee from among the officers and employees of the Company and its Subsidiaries (the “Participants”).

5. Common Stock Subject to Awards; Adjustments

   All Awards shall be granted under the Stock Plan, and the Company shall reserve for issuance a sufficient number of shares of Common Stock to satisfy the Awards.  The Awards granted under the Program shall be subject to adjustment consistent with Section 12.2 of the Stock Plan.

6. Awards

       (a) Grant of Awards.  Awards may be granted to Participants at such time or times as shall be determined by the Committee.  The Committee shall determine the number of Performance Share Units, if any, to be subject to an Award granted to a Participant.  Each Award shall be evidenced by an Award Agreement, which shall specify the Performance Goal required to be satisfied for the Participant to earn all or a portion of such Award and the Restriction Period of such Award.  Awards shall have such other terms, not inconsistent with the Program and the Stock Plan, as shall be set forth in the Award Agreement.  For purposes of the Awards, the definition of “Fair Market Value” in the Stock Plan shall apply.

(b) Dividend Equivalents.  Each Performance Share Unit subject to an Award shall earn Dividend Equivalents (as defined in the Stock Plan).  Any such Dividend Equivalents shall be deemed to have been reinvested in additional Performance Share Units (to be settled in shares of Common Stock), which additional Performance Share Units shall be earned, vest, and be settled on the same terms and conditions as the Performance Share Units subject to the original Award.

7. Change in Control

(a) Measurement of Performance.  Notwithstanding Section 11.2 of the Stock Plan, in the event of a Change in Control, (i) the Performance Period with respect to each outstanding Award (including those Awards held by any Participant who incurred a Separation from Service prior to the Change in Control but did not forfeit his or her Award, as provided under Section 9(a) below) shall end; (ii) prior to such Change in Control, the Committee (as in effect prior to such Change in Control) shall measure the level of achievement of the Performance Goal based on the Company’s performance for the most recently completed fiscal quarter prior to such Change in Control; and (iii) the number of Performance Share Units earned by a Participant shall be determined and fixed based on the greater of (A) the Company’s actual performance (as determined under the preceding clause (ii)) and (B) the level of achievement resulting in 50% of the Performance Share Units being earned, in each case, subject to any proration that may apply for any Participant as provided under Sections 9(a) and 9(b) below.  Following a Change in Control, a Participant shall not have any rights with respect to the Performance Share Units that are not earned, and the unearned portion of the Award shall be forfeited without consideration effective as of such Change in Control.

(b) Conversion to Time Vesting Awards.  Notwithstanding Sections 11.2 and 11.3 of the Stock Plan, following a Change in Control, the number of earned Performance Share Units subject to an Award of a Participant who has not incurred a Separation from Service prior to such Change in Control shall be subject to vesting based solely on the Participant’s continued employment with the Company through the end of the Restriction Period except as otherwise provided in Section 9.  Performance Share Units that are earned in connection with a Change in Control shall be settled at such time as the Performance Share Unit would be settled as set forth in Section 8 (i.e., as soon as practicable after the end of the Restriction Period), subject to accelerated settlement upon certain Separations from Service of the Participant during the two-year period following the occurrence of a Section 409A Change in Control as set forth in Section 9(b)(iv) of this Program.

8. Settlement of Awards

   Except as otherwise provided in Section 9(b)(iv), Awards shall be settled by delivery of a share of Common Stock (or, in the Committee’s discretion, a cash payment based on the per share Fair Market Value (as defined in the Stock Plan)) for each earned and vested Performance Share Unit subject to such Award as soon as practicable after the end of the Restriction Period (and in no event later than 75 days following the end of such Restriction Period).

9. Separation from Service

   Except as otherwise provided in this Section 9, all of a Participant’s Awards for which the Restriction Period has not lapsed shall be forfeited effective as of the date of the Participant’s Separation from Service.  Notwithstanding the foregoing, a Participant’s Award shall continue to be eligible to be earned following certain Separations from Service prior to a Change in Control and following a Change in Control Awards earned (as determined under Section 7(a)) shall be subject to vesting in full or in part as specified below on an accelerated basis upon the Participant’s Separation from Service prior to the end of the Restriction Period as specified below, with settlement of any such earned or vested Performance Share Units to occur at the times specified below:

(a) Prior to a Change in Control.

(i) Separation from Service Due to Death or Disability.  In the event of a Participant’s Separation from Service prior to a Change in Control due to the Participant’s death or Disability, the Award shall remain outstanding and the Participant shall be eligible to earn the number of shares of Common Stock in respect of an Award equal to the number of Performance Share Units that the Participant would have earned based on the level of achievement of the Performance Goal as determined by the Committee at the end of the Performance Period in accordance with the terms of the applicable Award Agreement and on a basis consistent with other Participants (or, upon a Change in Control, as determined under Section 7(a)).  Such Performance Share Units shall be settled at such time as the Performance Share Units would be settled in accordance with Section 8, including after a Change in Control.

(ii) Separation from Service without Cause or Due to Retirement.  In the event of a Participant’s Separation from Service prior to a Change in Control (A) by the Company without Cause or (B) due to the Participant’s Retirement, the Award shall remain outstanding and the Participant shall be eligible to earn the number of shares of Common Stock in respect of an Award equal to the product of (I) the number of Performance Share Units that the Participant would have earned based on the level of achievement of the Performance Goal as determined by the Committee at the end of the Performance Period in accordance with the terms of the applicable Award Agreement and on a basis consistent with other Participants (or, upon  a Change in Control, as determined under Section 7(a)), and (II) a fraction, the numerator of which is the number of days that have elapsed during the Restriction Period through the date of Separation from Service  and the denominator of which is the total number of days in the Restriction Period with respect to such Award.  Such Performance Share Units shall be settled at such time as the Performance Share Units would be settled in accordance with Section 8, including after a Change in Control.

(b) Following a Change in Control.  Notwithstanding Section 11.3 of the Stock Plan:

(i) Separation from Service Due to Death or Disability.  In the event of a Participant’s Separation from Service following a Change in Control due to the Participant’s death or Disability prior to the end of the Restriction Period, the Participant shall vest in the number of Performance Share Units subject to such Award (as determined under Section 7(a)).  Such Performance Share Units shall be settled in accordance with Section 9(b)(iv).

(ii) Separation from Service Due to Retirement.  In the event of a Participant’s Separation from Service following a Change in Control due to the Participant’s Retirement prior to the end of the Restriction Period, the Participant shall vest in a number of Performance Share Units equal to the product of (A) the number of Performance Share Units subject to such Award (as determined under Section 7(a)) and (B) a fraction, the numerator of which is the number of days that have elapsed during the Restriction Period through the date of Separation from Service and the denominator of which is the total number of days in the Restriction Period with respect to such Award.  Such Performance Share Units shall be settled in accordance with Section 9(b)(iv).

(iii) Separation from Service without Cause or for Good Reason.  In the event of a Participant’s Separation from Service following a Change in Control by the Company without Cause or by the Participant for Good Reason prior to the end of the Restriction Period, the Participant shall vest in the number of Performance Share Units subject to such Award (as determined under Section 7(a)).  Such Performance Share Units shall be settled in accordance with Section 9(b)(iv).

(iv) Settlement.  Any Performance Share Units that vest on an accelerated basis  pursuant to Section 9(b)(i), Section 9(b)(ii), or Section 9(b)(iii) shall be settled as follows:  (A) if the Participant’s Separation from Service occurs during the two-year period following a Change in Control that is a Section 409A Change in Control, such Performance Share Units shall be settled as soon as reasonably practicable following the date of the Participant’s Separation from Service; provided, however, that if such Separation from Service is due to a reason other than the Participant’s death and the Participant is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of Separation from Service), settlement with respect to any such Performance Share Units shall occur on the earlier of (x) the first day of the seventh month following the Participant’s Separation from Service and (y) the Participant’s death; and (B) if the Participant’s Separation from Service occurs after the second anniversary of a Change in Control that is a Section 409A Change in Control, such Performance Share Units shall be settled at such time as the Performance Share Units would be settled in accordance with Section 8.  For the avoidance of doubt, if the Participant’s Separation from Service occurs after a Change in Control that is not a Section 409A Change in Control, any earned and vested Performance Share Units shall be settled at such time as the Performance Share Units would be settled in accordance with Section 8.

(c) Release and Non-Solicitation Agreement Requirement for Termination without Cause or Due to Retirement prior to a Change in Control.  The opportunity to continue to earn an Award or any portion thereof pursuant to Section 9(a)(ii) shall be subject to the Participant’s delivery to the Company of an executed release of claims against the Company and its affiliates in a form substantially similar to the release of claims and employee non-solicitation agreement attached hereto as Exhibit A (with such updates and modifications as the Company determines are necessary) and the expiration (without the Participant revoking) of any applicable non-revocation period set forth in such agreement no later than 55 days from the date of Separation from Service; provided that, in the event that such 55-day period begins and ends in different taxable years of the Participant, any Performance Share Units earned under Section 9(a)(ii) shall be paid in the later taxable year.

10. Dispute Resolution.

(a) In General.  All disputes, controversies, and claims arising between a Participant and the Company concerning the subject matter of the Program or an Award Agreement shall be settled by arbitration in accordance with the rules and procedures of the American Arbitration Association (“AAA”) in effect at the time that the arbitration begins, to the extent not inconsistent with the Program or such Award Agreement.  The arbitration shall be conducted in accordance with the AAA’s Commercial Arbitration Rules, as modified herein.  The location of the arbitration shall be Arlington, Virginia or such other place as the parties to the dispute may mutually agree.  In rendering any award or ruling, the arbitrator or arbitrators shall determine the rights and obligations of the parties according to the substantive and procedural laws of the Commonwealth of Virginia, including federal law as applied in Virginia courts.  The arbitration shall be conducted by an arbitrator selected in accordance with the aforesaid arbitration procedures.  Any arbitration pursuant to this Section 10(a) shall be final and binding on the parties, and judgment upon any award rendered in such arbitration may be entered in any federal or state court having jurisdiction.  The parties to any dispute shall each pay their own costs and expenses (including arbitration fees and attorneys’ fees) incurred in connection with arbitration proceedings, and the fees of the arbitrator shall be paid in equal amounts by the parties.  The arbitration shall be conducted on a strictly confidential basis, and the parties agree to take all steps necessary to protect the confidentiality of the arbitration proceedings and materials, and in connection with any such proceeding, agree to file any materials or documents under seal.

(b) Waiver of Jury Trial.  As a condition to receipt of an Award under the Program, a Participant and the Company shall waive, to the fullest extent permitted by applicable law, any right either party may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under, or in connection with the Program or any Award Agreement.

11. Clawback

   Notwithstanding any other provisions of this Program, the Stock Plan, or the Award Agreement, in addition to any clawback or forfeiture provisions required by law and applicable to the Company or its subsidiaries (including the Dodd-Frank Wall Street Reform and Consumer Protection Act), if there is a material negative accounting restatement of the Company’s financial statements, the Board may seek reimbursement in respect of shares of Common Stock received upon settlement of an Award hereunder to the extent the number of earned shares is greater than the number of shares that would have been earned if determined based on the restated financial results, or cause the forfeiture of Awards that are still outstanding under this Program.  The clawback and forfeiture provision set forth in this Section 11 shall be inapplicable from and after a Change in Control.

12. Miscellaneous Provisions

       (a) Right to Awards.  No employee or other person shall have any claim or right to be granted any Award under the Program.  No Participant shall have any legally binding right with respect to any Award under the Program unless and until the date of the actual delivery to the Participant of the Award Agreement evidencing such grant.

(b) No Rights as Stockholders.  Until such time as a share of Common Stock is issued to a Participant in respect of an Award, the Participants shall have no rights as a stockholder (other than with respect to Dividend Equivalents as set forth in Section 6(b)) or otherwise.

(c) Right of Discharge Reserved; Claims to Awards.  Nothing in the Program, nor the grant of an Award hereunder, shall confer upon any Participant the right to continue in the employment or service of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment or service of any Participant at any time for any reason.  Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship.

(d) No Fractional Awards.  No fractional Awards shall be issued or delivered pursuant to the Program or any Award Agreement, and the Committee shall determine whether cash or other property shall be paid or transferred in lieu of any fractional share of Common Stock in respect of an Award, or whether such fractional share of Common Stock and any rights thereto shall be canceled, terminated, or otherwise eliminated.

(e) Costs and Expenses.  All costs and expenses incurred in administering the Program shall be borne by the Company.

(f) Unfunded Status of the Program.  The Program is intended to constitute an “unfunded” plan for incentive compensation.  With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.  In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Program; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Program.

(g) Withholding Taxes.  The Company shall have the right to deduct from all amounts and benefits otherwise payable to the Participant hereunder any federal, state, local, or foreign income or employment taxes required, in the sole judgment of the Company, to be withheld with respect to such payments and benefits and to make such other arrangements with a Participant as it deems appropriate with respect to any employment taxes required to be paid by the Participant upon the earning or vesting of any Awards under the Program prior to settlement.  To the extent permitted under the Stock Plan, the Participant may elect to have any withholding obligation satisfied by surrendering to the Company a portion of the shares of Common Stock that are issued or transferred to the Participant upon the settlement of the Award (but only to the extent of the minimum withholding required by law), and the shares of Common Stock so surrendered by the Participant shall be credited against any such withholding obligation at the Fair Market Value (as defined in the Stock Plan) of such shares on the date of such surrender.

(h) Limits on Transferability.  Rights in respect of Awards under the Program and shares of Common Stock covered by Awards under the Program, shall not be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of a Participant to, any party, other than the Company or any Subsidiary, nor shall such rights be assignable or transferable by the recipient thereof, other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

(i) Beneficiary.  Any payments on account of any Award under the Program of a deceased Participant shall be paid to such beneficiary as has been designated in writing by the Participant and delivered to the Company or, in the absence of an effective designation, to the Participant’s estate.

(j) Relationship to Other Benefits.  No Award or payment under the Program shall be taken into account in determining any benefits under any pension, retirement, severance, profit sharing, group insurance, or other benefit plan of the Company or any Subsidiary or affiliate thereof.

(k) Severability.  If any provision of the Program shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision (i) shall be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid, and/or enforceable, and as so limited shall remain in full force and effect; and (ii) shall not affect any other provision of the Program or part thereof, each of which shall remain in full force and effect.  If the making of any payment or the provision of any other benefit required under the Program shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity, or unenforceability shall not prevent any other payment or benefit from being made or provided under the Program, and if the making of any payment in full or the provision of any other benefit required under the Program in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity, or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid, or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid, or unenforceable shall be made or provided under the Program.

(l) Section 409A of the Code.  It is intended that the Awards under the Program shall comply with an exemption to Section 409A of the Code, or in the absence of complying with an exemption, comply with the provisions of Section 409A of the Code and the Treasury regulations relating thereto (collectively, “Section 409A”), and any exercise of authority or discretion hereunder by the Company or the Committee shall comply with Section 409A.  Any payments that qualify for the “short-term deferral” exception under Treasury Regulations Section 1.409A-1(b)(4), the “separation pay” exception under Treasury Regulations Section 1.409A-1(b)(9)(iii), or another exception under Section 409A will be paid under the applicable exception to the greatest extent possible.  Each payment of compensation under the Program will be treated as a separate payment, and in no event may a Participant, directly or indirectly, designate the calendar year of any payment under the Program.  Notwithstanding any other provision of the Program to the contrary, if an Award under the Program is determined to constitute a “nonqualified deferred compensation plan” subject to Section 409A and if a Participant is considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the date of Separation from Service), the delivery of shares of Common Stock with respect to any Award that constitutes a “nonqualified deferred compensation plan” subject to Section 409A that is otherwise due to the Participant under the Program during the six-month period following his or her “separation from service” (as determined in accordance with Section 409A) on account of his or her Separation from Service shall be made to the Participant on (i) the first day of the seventh month following the Participant’s Separation from Service or (ii) the Participant’s death.

(m) Conflict and Interpretation.  In the event of any conflict between this Program and the Stock Plan, this Program shall control.  In the event of any ambiguity in this Program, or any matters as to which this Program is silent, the Stock Plan shall govern, including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to administer the Stock Plan and this Program.

13. Amendment or Termination of the Program

   The Committee, without the consent of any Participant, may, at any time and from time to time, alter, amend, suspend, or terminate the Program or an Award Agreement in whole or in part, as it shall deem advisable; provided, however, that no such action shall adversely affect any rights or obligations with respect to payment of any Awards theretofore granted under the Program.  Notwithstanding the foregoing, the Committee shall have the right in its sole discretion to terminate the Awards under this Program pursuant to and in compliance with Treasury Regulations Section 1.409A-3(j)(ix) (taking into account any arrangements required to be aggregated with the Awards under this Program) in the event of a Section 409A Change in Control.

14. Effective Date

   The Program shall become effective on the Effective Date.

15. Law Governing

   The validity and construction of the Program and any Award Agreements entered into thereunder shall be governed by the laws of the Commonwealth of Virginia, but without giving effect to the choice or conflict of law principles thereof or any other jurisdiction.

EXHIBIT A

RELEASE OF CLAIMS AND NON-SOLICITATION AGREEMENT

In consideration of the benefits to be provided to the Participant pursuant to Section 9(a)(ii) of the FBR & Co. 2013 Performance Share Unit Program (the “Program”), to which Participant agrees Participant is not entitled until and unless he executes this Release of Claims and Non-Solicitation Agreement (the “Release”), Participant hereby agrees to the terms of this Release. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Program.

Release of Claims.  Participant, for and on behalf of himself and his heirs and assigns, hereby waives, releases and forever acquits and discharges FBR & Co. (“FBR”) and its affiliates, principals, directors, officers, employees, and representatives, past, present and future, and each of them from any and all claims, known or unknown, which Participant has ever had or which Participant has now, including, but not limited to, any claims of wrongful discharge, breach of contract, tort claims, any discrimination or other claims under Title VII of the Civil Rights Act of 1964, as amended, the Employee Retirement Income Security Act, the Fair Labor Standards Act, or any other federal, state, or local law relating to employment (including without limitation all claims arising under laws or regulations prohibiting employment discrimination based upon age, race, sex, religion, handicap, national origin, or any other protected characteristics), employee benefits, including any rights or benefits under the FBR 2006 Long-Term Incentive Plan (other than his or her rights in respect of the Award under the Program), severance pay, bonuses, vacation pay, or the termination of employment, or any other claims arising out of or relating to Participant's employment, or the termination of Participant’s employment, with FBR.

Participant also agrees that Participant is waiving any and all rights or claims that Participant may have under the Age Discrimination in Employment Act (“ADEA”).  Participant agrees that Participant’s waiver of any ADEA claims is knowing and voluntary, and understands that Participant is forever releasing all such claims.  Participant may, if desired, have a period of 45 calendar days to consider whether or not to sign this Release.  Participant acknowledges that, prior to the execution of this Release, Participant has had the opportunity to consult with an attorney concerning Participant’s release of claims under the ADEA.  Participant may revoke this Release within a period of seven (7) calendar days following the execution of this Release.

Notwithstanding anything else herein to the contrary, this release shall not affect, and Participant shall not waive: (i) rights to indemnification Participant may have under (A) applicable law, (B) any other agreement between Participant and FBR and its affiliates, and (C) as an insured under any director’s and officer’s liability insurance policy now or previously in force; (ii) any right Participant may have to obtain contribution in the event of the entry of judgment against Participant as a result of any act or failure to act for which both Participant and FBR or any of its affiliates or subsidiaries are jointly responsible; (iii) Participants rights to benefits under Section 9(a)(ii) of the Program, rights to vested benefits under any retirement plan or deferred compensation plan, and rights under welfare benefit plans, all of which shall remain in effect in accordance with the terms and provisions of such plans; (iv) Participant’s rights as a stockholder of any of FBR or any of its affiliates; or (v) any rights of Participant that by law may not be waived.

Participant agrees that Participant’s waiver of these claims is knowing and voluntary, and understands that Participant is forever releasing such claims.  Participant understands that Participant’s waiver does not apply to any rights or claims that may arise after the effective date of this Release.  Participant acknowledges that Participant has signed this Release in exchange for adequate and valuable consideration that is in addition to anything of value that Participant is entitled to receive from FBR absent this Release.  Participant acknowledges that, prior to the execution of this Release, Participant has had the opportunity to consult with an attorney concerning this release of claims.

Non-Solicitation.

  As a condition to Participant’s right to continue to be eligible to earn an Award or any portion thereof under the Program, during the Restricted Period and until such Award is settled in accordance with Section 8 or Section 9(b)(iv), as applicable, the Participant shall not, directly or indirectly, (i) solicit or encourage to leave the employment or other service of the Company, or any of its affiliates, any employee or independent contractor thereof; (ii) hire (on behalf of the Participant or any other person or entity) any employee who has left the employment of the Company or any of its affiliates within the twelve (12)-month period that follows the termination of such employee’s employment with the Company and its affiliates; or (iii) aid or assist in any manner whatsoever any person, firm, corporation or other business in doing any of the things described in clauses (i)–(ii) above.

Participant agrees that any breach by the Participant of the foregoing provision would result in irreparable injury and damage to the Company for which money damages would not provide an adequate remedy.  Therefore, if the Participant breaches, or threatens to commit a breach of the non-solicitation provision set forth herein, the Company and its affiliates, in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages) and the cessation or forfeiture of any benefits otherwise available under the Program, shall have the right and remedy to have such covenant specifically enforced by any court having equity jurisdiction, including, without limitation, the right to an entry against the Participant of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.

The validity, interpretations, construction, and performance of this Release shall be governed by the laws of the Commonwealth of Virginia without giving effect to conflict of laws principles.

IN WITNESS WHEREOF, Participant has hereunto set Participant’s hand as of the day and year set forth opposite his signature below.

DATE                                                           PARTICIPANT

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